Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Third Quarter 2024 Results

Revenue Up 11% Year Over Year; Strong Profit and Cash from Operations

$282 Million Debt Reduction; $100 Million Deployed for Common Stock Repurchases

2025 Preliminary Revenue Guidance: Up Approximately 7.5% Year over Year

Third Quarter 2024 GAAP Financial Results

•	Revenue of $1.84 billion, up 11% year over year, driven by commercial aerospace, up 17%, partially offset by commercial transportation, down 12%
•	Net income of $332 million versus $188 million in the third quarter 2023; earnings per share of $0.81 versus $0.45 in the third quarter 2023
•	Operating income margin of 22.9%
•	Generated $244 million of cash from operations; $441 million of cash used for financing activities; and $80 million of cash used for investing activities
•	Share repurchases of $100 million; $0.08 per share dividend on common stock

Third Quarter 2024 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $487 million, up 27% year over year
•	Adjusted EBITDA margin excluding special items of 26.5%
•	Adjusted operating income margin excluding special items of 22.8%
•	Adjusted earnings per share excluding special items of $0.71, up 54% year over year
•	Generated $162 million of free cash flow

2024 Guidance

	Q4 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.850B	$1.870B	$1.890B	$7.390B	$7.410B	$7.430B
Adj. EBITDA*1	$478M	$488M	$498M	$1.885B	$1.895B	$1.905B
Adj. EBITDA Margin*1	25.8%	26.1%	26.3%	25.5%	25.6%	25.6%
Adj. Earnings per Share*1	$0.70	$0.71	$0.72	$2.65	$2.66	$2.67
Free Cash Flow[1]				$890M	$920M	$940M

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2024 Guidance” below.

Third Quarter Key Announcements

•	Redeemed the remaining outstanding principal amount of $205 million of its 5.125% Notes due October 2024 with cash on hand
•	Issued $500 million aggregate principal amount of notes due 2031 (the “2031 Notes”)
•	Redeemed the remaining outstanding principal amount of $577 million of its 6.875% Notes due May 2025 with proceeds from the 2031 Notes plus cash on hand
•	All combined debt actions year to date through the third quarter 2024 will reduce annualized interest expense by approximately $33 million
•	Repurchased $100 million of common stock at an average price of $94.22 per share
•	Increased the common stock dividend by 60% to $0.08 per share
•	Raised full year 2024 guidance for Adjusted EBITDA*[1] and Adjusted earnings per share*[1] above the third quarter 2024 outperformance despite industry challenges

PITTSBURGH, PA, November 6, 2024 – Howmet Aerospace (NYSE: HWM) today reported third quarter 2024 results. The Company reported third quarter 2024 revenue of $1.84 billion, up 11% year over year, primarily driven by growth in the commercial aerospace market of 17%, partially offset by declines in the commercial transportation market of 12%.

Howmet Aerospace reported net income of $332 million, or $0.81 per share, in the third quarter 2024 versus $188 million, or $0.45 per share, in the third quarter 2023. Net income included approximately $42 million in net benefits from special items in the third quarter 2024. Third quarter 2024 operating income was $421 million, up 37% year over year. Operating income margin was 22.9%, up approximately 440 basis points year over year.

Howmet Aerospace reported adjusted net income excluding special items of $290 million, or $0.71 per share, in the third quarter 2024 versus $192 million, or $0.46 per share, in the third quarter 2023. Adjusted EBITDA excluding special items was $487 million, up 27% year over year. The year-over-year increase was driven by strong growth in the commercial aerospace market. Adjusted EBITDA margin excluding special items was up approximately 350 basis points year over year at 26.5%. Third quarter 2024 adjusted operating income excluding special items was $419 million, up 33% year over year. Adjusted operating income margin excluding special items was 22.8%, up approximately 390 basis points year over year.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet team delivered a healthy set of results in the third quarter 2024. The results exceeded the high end of guidance for Adjusted EBITDA*, Adjusted EBITDA margin* and Adjusted earnings per share*. Revenue growth of 11% year over year took account of actions which restricted volumes shipped to the Boeing Company and notably weaker Europe market conditions impacting Forged Wheels. We are pleased that the Boeing strike was settled on November 4th, and we look forward to Boeing’s gradual production recovery. Engines spares volumes increased again in the quarter and are expected to be approximately $1.25 billion for the full year. Adjusted EBITDA* grew faster than revenue, up 27% year over year, resulting in margins up approximately 350 basis points to 26.5%. Adjusted earnings per share* grew 54%, while free cash flow was a third quarter record at $162 million.”

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2024 Guidance” below.

Mr. Plant continued, “Turning to 2025, the demand outlook for commercial aerospace remains robust, driven by healthy air traffic growth. The under-production of aircraft in recent years has resulted in a very large order backlog which, combined with the significant needs for additional engine spare parts, is supportive of future revenue growth. We expect above-trend growth in commercial aerospace to continue in 2025, while we continue to take a cautious approach to the assumed pace of new aircraft builds. We expect growth in 2025 in our defense aerospace and industrial end markets, while we assume that the commercial transportation end market will remain soft until the second half 2025. Our 2025 outlook envisions total revenue growth of approximately 7.5% year over year.”

“Howmet Aerospace’s balance sheet remains a source of strength, with leverage at a record low and free cash flow generation of approximately $600 million year to date through the third quarter 2024. Debt actions year to date will reduce annualized interest expense by approximately $33 million. The Company repurchased $100 million of common stock in the third quarter 2024 and repurchased an additional $90 million in October 2024, bringing October year-to-date repurchases to $400 million. Subject to Board approval, we also expect to increase the common stock dividend by 25% in the first quarter 2025 to $0.10 per share.”

Third Quarter 2024 Segment Performance

Engine Products

(in U.S. dollar millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Third-party sales	$798	$852	$885	$933	$945
Inter-segment sales	$5	$1	$2	$1	$3
Provision for depreciation and amortization	$33	$33	$33	$33	$34
Segment Adjusted EBITDA	$219	$233	$249	$292	$307
Segment Adjusted EBITDA Margin	27.4%	27.3%	28.1%	31.3%	32.5%
Restructuring and other credits	$—	$(1)	$—	$(1)	$1
Capital expenditures	$30	$28	$55	$33	$55

Engine Products reported revenue of $945 million, an increase of 18% year over year, due to growth in the commercial aerospace, defense aerospace, industrial gas turbine and oil & gas markets. Segment Adjusted EBITDA was a record $307 million, up 40% year over year, driven by growth in the commercial aerospace, defense aerospace, industrial gas turbine and oil & gas markets. The Segment absorbed approximately 235 net headcount in the quarter and 985 year to date through the third quarter 2024 in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 510 basis points year over year to a record 32.5%.

Fastening Systems

(in U.S. dollar millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Third-party sales	$348	$360	$389	$394	$392
Provision for depreciation and amortization	$12	$11	$11	$13	$12
Segment Adjusted EBITDA	$76	$80	$92	$101	$102
Segment Adjusted EBITDA Margin	21.8%	22.2%	23.7%	25.6%	26.0%
Restructuring and other charges	$1	$—	$—	$2	$1
Capital expenditures	$9	$8	$7	$5	$5

Fastening Systems reported revenue of $392 million, an increase of 13% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery. Segment Adjusted EBITDA was $102 million, up 34% year over year, driven by growth in the commercial aerospace market. Segment Adjusted EBITDA margin increased approximately 420 basis points year over year to 26.0%.

Engineered Structures

(in U.S. dollar millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Third-party sales	$227	$244	$262	$275	$253
Inter-segment sales	$—	$2	$1	$3	$3
Provision for depreciation and amortization	$12	$11	$11	$11	$10
Segment Adjusted EBITDA	$30	$33	$37	$40	$38
Segment Adjusted EBITDA Margin	13.2%	13.5%	14.1%	14.5%	15.0%
Restructuring and other charges	$1	$14	$—	$14	$1
Capital expenditures	$6	$5	$6	$5	$5

Engineered Structures reported revenue of $253 million, an increase of 11% year over year due to growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA was $38 million, up 27% year over year, driven by growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA margin increased approximately 180 basis points year over year to 15.0%.

Forged Wheels

(in U.S. dollar millions)	Q3 2023	Q4 2023	Q1 2024	Q2 2024	Q3 2024
Third-party sales	$285	$275	$288	$278	$245
Provision for depreciation and amortization	$10	$10	$10	$10	$10
Segment Adjusted EBITDA	$77	$72	$82	$75	$64
Segment Adjusted EBITDA Margin	27.0%	26.2%	28.5%	27.0%	26.1%
Restructuring and other charges	$—	$—	$—	$—	$1
Capital expenditures	$9	$11	$12	$9	$14

Forged Wheels reported revenue of $245 million, a decrease of 14% year over year due to lower volumes in the commercial transportation market as well as a decrease in aluminum cost pass through. Segment Adjusted EBITDA was $64 million, a decrease of approximately 17% year over year. Segment Adjusted EBITDA margin decreased approximately 90 basis points year over year to 26.1%.

Redeemed Remaining $205 Million of 5.125% Notes due October 2024 on July 1, 2024

On July 1, 2024, Howmet Aerospace completed the redemption of the remaining outstanding principal amount of $205 million of its 5.125% Notes due October 2024 (the “2024 Notes”). The 2024 Notes were redeemed with cash on hand at an aggregate redemption price of approximately $208 million, including accrued interest of approximately $3 million.

Issued $500 Million of 2031 Notes at an Effective Rate of 3.72% in August 2024; Redeemed Remaining $577 Million of 6.875% Notes due May 2025

On August 22, 2024 the Company issued $500 million aggregate principal amount of 4.850% Notes due October 2031 (the “2031 Notes”). The Company entered into a cross-currency swap to synthetically convert the 2031 Notes into a Euro liability of approximately €458 million with a fixed annual interest rate of 3.72%.

On August 23, 2024 the Company redeemed the remaining outstanding principal amount of $577 million of its 6.875% Notes due May 2025 (the “2025 Notes”). The 2025 Notes were redeemed with proceeds from the 2031 Notes plus cash on hand at an aggregate redemption price of approximately $594 million, including accrued interest of approximately $12 million.

All combined debt actions year to date through the third quarter 2024 will reduce annualized interest expense by approximately $33 million.

All of the Company’s outstanding debt is unsecured and at fixed interest rates. The Company’s next debt maturity is in November 2026.

Repurchased $100 Million of Common Stock in Third Quarter 2024, $90 Million in October 2024

In the third quarter 2024, Howmet Aerospace repurchased $100 million of common stock at an average price of $94.22 per share, retiring approximately 1.1 million shares. Through the third quarter 2024, the Company has repurchased $310 million of common stock at an average price of $76.75 per share, retiring approximately 4 million shares. In October 2024, the Company repurchased an additional $90 million of common stock at an average price of $103.15 per share, retiring approximately 0.9 million shares. As of October 31, 2024, total share repurchase authorization available was $2,297 million.

Quarterly Common Stock Dividend of $0.08 Per Share

On September 25, 2024, the Board of Directors declared a dividend of $0.08 per share on the Company’s common stock, an increase of 60% from the second quarter 2024 dividend of $0.05 per share.

2024 Guidance

	Q4 2024 Guidance			FY 2024 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.850B	$1.870B	$1.890B	$7.390B	$7.410B	$7.430B
Adj. EBITDA*1	$478M	$488M	$498M	$1.885B	$1.895B	$1.905B
Adj. EBITDA Margin*1	25.8%	26.1%	26.3%	25.5%	25.6%	25.6%
Adj. Earnings per Share*1	$0.70	$0.71	$0.72	$2.65	$2.66	$2.67
Free Cash Flow[1]				$890M	$920M	$940M

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Wednesday, November 6, 2024. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on November 6, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (h) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (i) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year” and “Q” means “quarter”; and references to Howmet Aerospace performance that is “record” means its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	September 30, 2024	June 30, 2024	September 30, 2023
Sales	$1,835	$1,880	$1,658

Cost of goods sold (exclusive of expenses below)	1,253	1,287	1,183
Selling, general administrative, and other expenses	85	97	87
Research and development expenses	9	7	9
Provision for depreciation and amortization	68	69	68
Restructuring and other (credits) charges	(1)	22	4
Operating income	421	398	307

Loss on debt redemption	6	—	—
Interest expense, net	44	49	54
Other expense, net	17	15	11

Income before income taxes	354	334	242
Provision for income taxes	22	68	54
Net income	$332	$266	$188

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.81	$0.65	$0.45
Average number of shares(2)(3)	408	408	412

Earnings per share - diluted(1):
Net income per share	$0.81	$0.65	$0.45
Average number of shares(2)(3)	410	411	415

Common stock outstanding at the end of the period	407	408	412

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.

(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.

(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$475	$610
Receivables from customers, less allowances of $— in both 2024 and 2023	757	675
Other receivables	18	17
Inventories	1,902	1,765
Prepaid expenses and other current assets	239	249
Total current assets	3,391	3,316
Properties, plants, and equipment, net	2,358	2,328
Goodwill	4,047	4,035
Deferred income taxes	39	46
Intangibles, net	484	505
Other noncurrent assets	239	198
Total assets	$10,558	$10,428

Liabilities
Current liabilities:
Accounts payable, trade	$917	$982
Accrued compensation and retirement costs	288	263
Taxes, including income taxes	59	68
Accrued interest payable	25	65
Other current liabilities	227	200
Short-term debt	1	206
Total current liabilities	1,517	1,784
Long-term debt, less amount due within one year	3,393	3,500
Accrued pension benefits	629	664
Accrued other postretirement benefits	84	92
Other noncurrent liabilities and deferred credits	432	351
Total liabilities	6,055	6,391

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	407	410
Additional capital	3,386	3,682
Retained earnings	2,453	1,720
Accumulated other comprehensive loss	(1,798)	(1,830)
Total equity	4,503	4,037
Total liabilities and equity	$10,558	$10,428

Howmet Aerospace and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Nine months ended September 30,
	2024	2023
Operating activities
Net income	$841	$529
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	204	204
Deferred income taxes	39	92
Restructuring and other charges	21	8
Net realized and unrealized losses	18	17
Net periodic pension cost	31	28
Stock-based compensation	54	39
Loss on debt redemption	6	1
Other	4	2
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(97)	(211)
Increase in inventories	(139)	(148)
Decrease (increase) in prepaid expenses and other current assets	9	(12)
Decrease in accounts payable, trade	(67)	(57)
Decrease in accrued expenses	(42)	(18)
(Decrease) increase in taxes, including income taxes	(5)	17
Pension contributions	(33)	(19)
Increase in noncurrent assets	(6)	(2)
Decrease in noncurrent liabilities	(20)	(27)
Cash provided from operations	818	443
Financing Activities
Additions to debt	500	—
Repurchases and payments on debt	(805)	(376)
Debt issuance costs	(5)	—
Premiums paid on early redemption of debt	(5)	(1)
Repurchases of common stock	(310)	(150)
Proceeds from exercise of employee stock options	7	10
Dividends paid to shareholders	(76)	(52)
Taxes paid for net share settlement of equity awards	(48)	(77)
Cash used for financing activities	(742)	(646)
Investing Activities
Capital expenditures	(219)	(164)
Proceeds from the sale of assets and businesses	9	1
Other	1	—
Cash used for investing activities	(209)	(163)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(1)
Net change in cash, cash equivalents and restricted cash	(135)	(367)
Cash, cash equivalents and restricted cash at beginning of period	610	792
Cash, cash equivalents and restricted cash at end of period	$475	$425

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24
Engine Products
Third-party sales	$795	$821	$798	$852	$3,266	$885	$933	$945
Inter-segment sales	$2	$5	$5	$1	$13	$2	$1	$3
Provision for depreciation and amortization	$32	$32	$33	$33	$130	$33	$33	$34
Segment Adjusted EBITDA	$212	$223	$219	$233	$887	$249	$292	$307
Segment Adjusted EBITDA Margin	26.7%	27.2%	27.4%	27.3%	27.2%	28.1%	31.3%	32.5%
Restructuring and other (credits) charges	$—	$(1)	$—	$(1)	$(2)	$—	$(1)	$1
Capital expenditures	$33	$21	$30	$28	$112	$55	$33	$55

Fastening Systems
Third-party sales	$312	$329	$348	$360	$1,349	$389	$394	$392
Provision for depreciation and amortization	$11	$12	$12	$11	$46	$11	$13	$12
Segment Adjusted EBITDA	$58	$64	$76	$80	$278	$92	$101	$102
Segment Adjusted EBITDA Margin	18.6%	19.5%	21.8%	22.2%	20.6%	23.7%	25.6%	26.0%
Restructuring and other charges	$—	$—	$1	$—	$1	$—	$2	$1
Capital expenditures	$9	$5	$9	$8	$31	$7	$5	$5

Engineered Structures
Third-party sales	$207	$200	$227	$244	$878	$262	$275	$253
Inter-segment sales	$—	$1	$—	$2	$3	$1	$3	$3
Provision for depreciation and amortization	$12	$12	$12	$11	$47	$11	$11	$10
Segment Adjusted EBITDA	$30	$20	$30	$33	$113	$37	$40	$38
Segment Adjusted EBITDA Margin	14.5%	10.0%	13.2%	13.5%	12.9%	14.1%	14.5%	15.0%
Restructuring and other charges	$1	$5	$1	$14	$21	$—	$14	$1
Capital expenditures	$10	$5	$6	$5	$26	$6	$5	$5

Forged Wheels
Third-party sales	$289	$298	$285	$275	$1,147	$288	$278	$245
Provision for depreciation and amortization	$9	$10	$10	$10	$39	$10	$10	$10
Segment Adjusted EBITDA	$79	$81	$77	$72	$309	$82	$75	$64
Segment Adjusted EBITDA Margin	27.3%	27.2%	27.0%	26.2%	26.9%	28.5%	27.0%	26.1%
Restructuring and other charges	$—	$—	$—	$—	$—	$—	$—	$1
Capital expenditures	$9	$7	$9	$11	$36	$12	$9	$14

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes
	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24
Income before income taxes	$220	$243	$242	$270	$975	$303	$334	$354
Loss on debt redemption	1	—	—	1	2	—	—	6
Interest expense, net	57	55	54	52	218	49	49	44
Other expense (income), net	7	(13)	11	3	8	17	15	17
Operating income	$285	$285	$307	$326	$1,203	$369	$398	$421
Segment provision for depreciation and amortization	64	66	67	65	262	65	67	66
Unallocated amounts:
Restructuring and other charges (credits)	1	3	4	15	23	—	22	(1)
Corporate expense(1)	29	34	24	12	99	26	21	25
Total Segment Adjusted EBITDA	$379	$388	$402	$418	$1,587	$460	$508	$511

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense
	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24
Plant fire costs (reimbursements), net	$4	$(4)	$1	$(13)	$(12)	$—	$(6)	$—
Collective bargaining agreement negotiation	—	7	1	—	8	—	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	9	1	2	13	1	—	(1)
Total Pre-tax special items included in Corporate expense	$5	$12	$3	$(11)	$9	$1	$(6)	$(1)

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended			Nine months ended
	1Q24	2Q24	3Q24	3Q24
Cash provided from operations	$177	$397	$244	$818
Capital expenditures	(82)	(55)	(82)	(219)
Free cash flow	$95	$342	$162	$599

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended
	3Q23	2Q24	3Q24
Net income	$188	$266	$332

Diluted earnings per share ("EPS")	$0.45	$0.65	$0.81

Special items:
Restructuring and other charges (credits)(1)	4	22	(1)
Loss on debt redemption and related costs	—	—	6
Plant fire costs (reimbursements), net	1	(6)	—
Collective bargaining agreement negotiations	1	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)
Subtotal: Pre-tax special items	7	16	4
Tax impact of Pre-tax special items(2)	(1)	—	(1)
Subtotal	6	16	3

Discrete and other tax special items(3)	(2)	(6)	(45)
Total: After-tax special items	4	10	(42)

Net income excluding Special items	$192	$276	$290

Diluted EPS excluding Special items	$0.46	$0.67	$0.71

Average number of shares - diluted EPS excluding Special items	415	411	410

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges (credits), Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Q2 2024 includes non-cash Special items of a loss on sale of a small manufacturing facility in Engineered Structures $14 and other exit costs, including accelerated depreciation $1.

(2)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)	Discrete tax items for each period included the following:

•	for the quarter ended September 30, 2023, a net benefit for other small items ($1);

•	for the quarter ended June 30, 2024, an excess tax benefit for stock compensation ($5);

•	for the quarter ended September 30, 2024, a net benefit related to additional U.S. federal and state research and development ("R&D") credits claimed for prior years upon completion of the Company's R&D study ($44), and an excess tax benefit for stock compensation ($2);

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate	3Q24			Nine months ended September 30, 2024
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$354	$4	$358	$991	$21	$1,012
Provision for income taxes	$22	$46	$68	$150	$58	$208
Tax rate	6.2%		19.0%	15.1%		20.6%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for the quarter ended September 30, 2024 included Loss on debt redemption and related costs $6 offset by Restructuring and other charges (credits) ($1) and Costs (benefits) associated with closures, supply chain disruptions, and other items ($1). Pre-tax special items for the nine months ended September 30, 2024 included Restructuring and other charges (credits) $21 and Loss on debt redemption and related costs $6 offset by Plant fire costs (reimbursements) ($6).

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for the quarter ended September 30, 2024, a net benefit related to additional U.S. federal and state R&D credits claimed for prior years upon completion of the Company's R&D study ($44), and an excess tax benefit for stock compensation ($2); and

•	for the nine months ended September 30, 2024, a net benefit related to additional U.S. federal and state R&D credits claimed for prior years upon completion of the Company's R&D study ($44), an excess tax benefit for stock compensation ($9), a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin excluding Special items
	3Q23	2Q24	3Q24
Sales	$1,658	$1,880	$1,835
Operating income	$307	$398	$421
Operating income margin	18.5%	21.2%	22.9%

Net income	$188	$266	$332
Add:
Provision for income taxes	$54	$68	$22
Other expense, net	11	15	17
Loss on debt redemption	—	—	6
Interest expense, net	54	49	44
Restructuring and other charges (credits)	4	22	(1)
Provision for depreciation and amortization	68	69	68
Adjusted EBITDA	$379	$489	$488

Add:
Plant fire costs (reimbursements), net	$1	$(6)	$—
Collective bargaining agreement negotiations	1	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)
Adjusted EBITDA excluding Special items	$382	$483	$487

Adjusted EBITDA margin excluding Special items	23.0%	25.7%	26.5%

Incremental margin	Quarter ended
	September 30, 2023	September 30, 2024	Q3 2024 YoY
Third-party sales (b)	$1,658	$1,835	$177

Adjusted EBITDA excluding Special items (a)	$382	$487	$105

Incremental margin (a)/(b)			59%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other are charges (credits), are excluded from Adjusted EBITDA.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding Special Items and Adjusted Operating Income Margin Excluding Special Items	Quarter ended
	3Q23	2Q24	3Q24
Sales	$1,658	$1,880	$1,835
Operating income	$307	$398	$421
Operating income margin	18.5%	21.2%	22.9%

Add:
Restructuring and other charges (credits)	$4	$22	$(1)
Plant fire costs (reimbursements), net	1	(6)	—
Collective bargaining agreement negotiations	1	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)
Adjusted operating income excluding Special items	$314	$414	$419

Adjusted operating income margin excluding Special items	18.9%	22.0%	22.8%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.